EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Post Effective Amendment No. 5 to Form S-1/A (Registration Number 333-97687) and the related Prospectus of Echo Metrix, Inc. (formerly Searchhelp, Inc.) and Subsidiaries, of our report dated March 31, 2010, with respect to the consolidated balance sheets of Echo Metrix, Inc. (formely Searchhelp, Inc.) and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2009.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, NY
October 7, 2010